EXHIBIT 10.1

(Execution Version)

SHORT TERM PROMISSORY NOTE

$400,000.00	Effective October 1, 2024

FOR VALUE RECEIVED, the undersigned, EASTERN STANDARD, LLC (the “Maker”), a Delaware limited liability company, promises to pay to the order of Eastern Standard, LLC, (“Payee” or “Company”) having a mailing address of PO Box 275, Linwood, New Jersey 08221, the initial principal amount of FOUR HUNDRED THOUSAND DOLLARS ($400,000.00) as hereinafter provided.

SECTION 1. BACKGROUND

1.1 This Short-Term Promissory Note (“Short Term Note”) is being issued by Maker to Payee pursuant to (i) the terms and conditions of that certain Asset Purchase Agreement dated ______________, to be effective October 1, 2024, by and among Maker and Payee (“APA”) for the purchase of all of the assets of the Company owned by Payee.

1.2 As a condition to closing of the transaction contemplated by the APA (the “Closing”), the payments by Maker to Payee under this Short Term Note are secured by the provisions of the agreements bearing the same date as this Short Term Note, which are the Guaranty ( “Guaranty”) of Onfolio Holdings, Inc., a Delaware corporation (“Guarantor”) which is the Manager of Maker, and the Security Agreement of Maker in favor of Payee ( “Security Agreement”).

1.3 As a further condition to Closing, Maker has signed and delivered to Payee that certain:

(a) Operating Agreement dated______________ to be effective October 1, 2024, by and among Maker and the Members of Maker (“Operating Agreement”); and

(b) The Note with an effective date of October 1, 2024, by Maker in favor of Payee in the amount of Eight Hundred and Fifty Thousand Dollars ($850,000.00) (“Note”).

1.4 Except as provided herein, capitalized terms used in this Short-Term Note shall have the same meaning as set forth in the aforesaid APA, Operating Agreement, and Note, as applicable.

SECTION 2. PAYMENT TERMS AND COVENANTS

2.1 Interest. Simple interest shall accrue on the unpaid principal balance at a rate equal to six percent (8.0%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days.

2.2 Payments.

2.2.1 Commencing on November 1, 2024, and continuing on the same day of each subsequent month thereafter until the Maturity Date, Maker shall make an interest only payment to Payee in the amount of Two Thousand Six Hundred Sixty-Six and 67/100 Dollars ($2,666.67).

2.2.2 All amounts under this Note shall be due and payable in full without further notice or demand on February 1, 2025 (the “Maturity Date”).

2.2.3 All payments hereunder shall be made by the Maker to the Payee at the Payee’s address specified above on the due date thereof.

2.3 Prepayment. Maker may prepay this Short-Term Note, in part or in full, at any time without penalty.

SECTION 3. DEFAULTS AND REMEDIES

3.1 Defaults. The occurrence of any of the following events or conditions after the expiration of any applicable grace or notice period shall constitute an “Event of Default” hereunder:

(a) Maker fails to make any payments as required by this Short-Term Note within ten (10) days of when due, including the obligation to pay this Short-Term Note in full on or before the Maturity Date, which failure is not cured within ten (10) business days after written notice from Payee;

(b) Maker fails to make any payments as required by the Note within ten (10) days of when due, including the obligation to pay the Note in full on or before the Maturity Date as set forth in the Note;

(c) Maker’s material nonperformance of, or noncompliance with, any of the agreements, conditions, covenants, provisions or stipulations of this Short-Term Note or the Note, which failure is not cured within thirty (30) days after written notice from Payee;

(d) Maker’s or Guarantor’s material nonperformance of, or noncompliance with, any of the agreements, conditions, covenants, provisions or stipulations of the Operating Agreement, Guaranty or Security Agreement, which failure is not cured within five (5) days after written notice from Payee;

(e) Maker or Guarantor (i) applies for consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) makes a general assignment for the benefit of its creditors, or (iii) admits in writing its inability to pay is debts generally or as they become due;

(f) Maker, directly or indirectly, undergoes a change of control, by operation of law or otherwise, or sells all or substantially all of its assets, whether in a single transaction or in the aggregate over a number of transactions;

(g) The making by any person or entity of any levy, seizure or attachment upon any of the assets of the Maker or the entry of any judgment or orders against the Maker; or

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(h) A proceeding being filed or commenced by or against Maker or Guarantor for dissolution or liquidation which is not dismissed within sixty (60) days after filing, or Maker or Guarantor voluntarily or involuntarily terminating or dissolving or being terminated or dissolved; insolvency of Maker or Guarantor.

3.2 Acceleration. Upon an Event of Default extending beyond the applicable grace or cure period, or at any time thereafter, at the option of the Payee, all amounts evidenced by the Short-Term Note shall become immediately due and payable all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Maker. No remedy herein conferred upon the Payee or the holder of this Short-Term Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. The failure to exercise or delay in exercising any such right or remedy, or the failure to insist upon strict performance of any term herein, shall not be construed as a waiver or release of the same, or of any Event of Default thereunder, or of any obligation or liability of Payee thereunder. The recovery of any judgment by Payee and/or the levy of execution under any judgment shall not affect in any manner any rights, remedies, or powers of Payee hereunder, and such rights, remedies and power of Payee shall continue unimpaired as before. Further, the exercise by Payee of its rights and remedies shall not affect in any way the interest rate payable hereunder or any amounts due to Payee but interest shall continue to accrue on such amounts at the Default Rate (as hereinafter defined).

3.3 Late Charge. In the event that any payment of principal or interest due to Payee hereunder shall not be paid within ten (10) calendar days after the due date or if any check is returned, in addition to and not in limitation of any other rights or remedies which Payee may have hereunder, Maker shall pay Payee on demand a “late charge” computed at the rate of five cents ($.05) for each dollar (or part thereof) of the amount not paid, to cover the extra expense and inconvenience to Payee ensuring payment of such delinquent amount. Maker acknowledges that its failure to pay any amount due hereunder promptly within ten (10) calendar days when due will result in Payee incurring additional expense in servicing the loan evidenced by this Short Term Note, the loss of the use of the money due and frustration to Payee in meeting their loan commitments, that the damages to Payee in connection with such late payment are extremely difficult and impractical to ascertain, and that a sum equal to five cents ($.05) for each dollar which is not paid when due is a reasonable estimate of the damages incurred by Payee in connection with any such late payment. The amount of any such “late charge” not paid promptly following demand therefor shall be deemed outstanding and payable pursuant to this Short Term Note.

3.4 Default Rate. Following the occurrence of any event of default and continuing either until such event of default is cured and that fact acknowledged by the Payee or until the principal sum then outstanding hereunder and all other sums payable hereunder are paid in full, the principal sum outstanding hereunder shall bear interest at the interest rate calculated as set forth in accordance with Paragraph 1.1 hereof plus five (5%) percent per annum (“Default Rate”). Maker acknowledges that: (i) such additional rate is a material inducement to Payee to make the Short Term Note; (ii) Payee would not have made executed the APA in the absence of the agreement of the Maker to pay such additional rate; (iii) such additional rate represents compensation for increased risk to Payee that the balance of the Purchase Price under the APA will not be repaid; and (iv) such rate is not a penalty and represents a reasonable estimate of compensation to Payee for losses that are difficult to ascertain

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SECTION 4. MISCELLANEOUS

4.1 Waiver; Amendment. No delay or omission on the part of the Payee in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Short Term Note. No waiver of any right or amendment hereto shall be effective unless in writing and signed by the Payee or shall a waiver on one occasion be construed as a bar to or waiver of any such right on any future occasion. The Maker waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Short Term Note or any collateral for the Short Term Note, and assent to any extensions or postponements of the time of payment or any and all other indulgences under this Short Term Note or with respect to any such collateral to any and all substitutions, exchanges or releases of any such collateral, or to any and all additions or releases of any other parties or persons primarily or secondarily liable hereunder, which from time to time may be granted by the Payee in connection herewith regardless of the number or period of any extensions. MAKER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS SHORT-TERM NOTE AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

4.2 Expenses. The Maker will pay on demand all reasonable expenses of the Payee incurred in connection with the default, collection or enforcement of this Short-Term Note or any collateral for the Short Term Note, or any waiver or amendment of any provisions of any of the foregoing, including, without limitation, reasonable attorney’s fees.

4.3 No Assignment Without Consent. Maker may not assign this Short-Term Note without the written consent of Payee, and any attempted assignment without such consent of Payee shall be an Event of Default and deemed to be null and void.

4.4 Notices. All notices and other communications under this Short Term Note shall be in writing and shall be deemed to have been given or made if hand delivered, when delivered with a receipt evidencing such delivery, or if mailed, by certified mail, postage prepaid, addressed to the appropriate party and sent to the addresses set forth in the heading of this Short Term Note, or to such other address as either party may designate from time to time by notice to the other.

4.5 Governing Law; Consent to Jurisdiction. This Short-Term Note shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflicts of laws rules. The Maker agrees that any suit for the enforcement of this Short-Term Note may be brought in the courts of the State of Delaware or any Federal Court sitting in said state and consents to the exclusive jurisdiction of each such court. The Maker hereby waives any objection that they may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

4.6 Severability. If any provision of this Short-Term Note shall be invalid, illegal or unenforceable, such provisions shall be severable from the remainder of this Short Term Note and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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4.7 Modifications. This Short-Term Note may not be changed orally, but only by the written agreement signed by Maker and Payee.

4.8 Binding Effect. This Short-Term Note and all of the terms and provisions therein shall be binding upon Maker and its successors and assigns and shall inure to the benefit of an be enforceable by Payee and its heirs, administrators, representatives, successors and assigns.

4.9 Counterparts. This Short-Term Note may be executed by .pdf, .tif, .gif or similar attachment to electronic mail, or other electronic means, shall be as effective as delivery of a manually executed counterpart of this Short-Term Note.

Maker:	EASTERN STANDARD, LLC A Delaware Limited Liability Company

By:	Onfolio Holdings, Inc., Its Manager

By:
Name: Domnic Wells
Title: CEO

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